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Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

VCS, INC.

        VCS, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), with no issued and outstanding capital stock, DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of said corporation has adopted by written consent the following resolution:

    RESOLVED:  That the Board of Directors deems it advisable and in the best interest of the Corporation that the Certificate of Incorporation of the Corporation, be amended by deleting Article Fourth in its entirety and replacing it with the following:

                              The total number of shares of capital stock that the Corporation has the authority to issue shall be 40,000,000 shares of common stock, par value $.001 per share ("Common Stock").

        SECOND: That the Corporation has not received any payment for any of its capital stock.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 241 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Rupert Galliers-Pratt, its Chairman, President and CEO, this 12th day of January, 2004.

/s/ RUPERT GALLIERS-PRATT Rupert Galliers-Pratt Chairman, President and CEO

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  Exhibit 3.2
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF VCS, INC.